Exhibit 4.37

Tri-party Agreement re VIE Structure

This Tri-party Agreement (“Agreement”) is entered into as of December 28, 2015 in Beijing by and among the following parties:

(1)	Party A: Beijing Zhongxi Champion Healthcare Education Technology Co., Ltd., a wholly foreign-owned enterprise legally incorporated in Beijing and duly exists under the laws of the People’s Republic of China (“PRC”, for purpose of this agreement, does not include Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan), and having its domicile at Room 1810, 18/F, 1 Zhichun Road, Haidian District, Beijing; its legal representative is Zhengdong Zhu.

(2)	Party B:

a)	Zhengdong Zhu, a PRC citizen, his ID card No. is 320102196806142439;

b)	Baohong Yin, a PRC citizen, her ID card No. is 320102196710242849.

(3)	Party C: Beijing Champion Healthcare Education Technology Co., Ltd., a limited liability company legally incorporated in Beijing and duly exists under the laws of the PRC, and having its domicile at Room 303A, 3/F, 1 Zhichun Road, Haidian District, Beijing; its legal representative is Zhengdong Zhu.

The above parties shall collectively be referred to as the “Parties” and individually as a “Party”.

WHEREAS

A.	Pursuant to the Powers of Attorney (see Attachment I of the Agreement) which was issued by Party B to Party A on December 28, 2015, Party B authorized Party A or any person it designated to exercise certain rights which Party B enjoys as the shareholder of Party C.

B.	Pursuant to the Letter of Undertaking (see Attachment II of the Agreement) which was issued by Party B to Party A on December 28, 2015, Party B undertook to remit all income and interests obtained as the shareholder of Party C to Party A without compensation.

C.	Party A and Party B executed the Equity Pledge Agreement on December 28, 2015; Party A and Party C executed the Exclusive Business Cooperation Agreement on December 28, 2015; Party A, Party B, and Party C executed the Exclusive Option Agreement on December 28, 2015 (collectively, the “relevant VIE agreements”).

D.	The Powers of Attorney, the Letter of Undertaking and relevant VIE agreements jointly constitute the VIE structure, and Party B is one of the ultimate beneficiaries of the VIE structure.

E.	The total amount of register capital of Party C is RMB32,000,000 and party B legally holds 100% of the equity of Party C.

In view of the above, the Parties agree to enter into the Agreement in accordance with terms and conditions as follows:

ARTICLE 1: TRANSFER OF EQUITY INTERESTS

1.1	Once Party B violates any authorization, undertaking or agreement of the Powers of Attorney or the Letter of Undertaking, Party A shall be entitled to require Party B to transfer his entire equity interests in Party C (the “Underlying Equity”) to Party A or its designated third party (the “Equity Transferee”, the specific equity transferee shall be chosen at the discretion of Party A under the then effective PRC laws and policies).

1.2	Once Party A holds that Party B violates any authorization, undertaking or agreement of the Powers of Attorney or the Letter of Undertaking, Party A shall be entitled to require Party B to unconditionally sign the equity transfer agreement provided by Party A and transfer the Underlying Equity to the Equity Transferee within fourteen (14) workdays from the date of receiving the written notification of Party A. The specific terms and content of such equity transfer agreement shall be drafted by Party A but its content shall not violate the then effective mandatory provisions of the PRC laws.

1.3	Party B and Party C shall prepare all applicable materials relating to the transfer of the Underlying Equity, including but not limited to obtaining any necessary approvals and consent from any relevant parties or competent authorities, and complete the transfer of the Underlying Equity (Party C completes its change of business registration in respect of matters relating to the transfer of the Underlying Equity and the Underlying Equity is registered in the name of the Equity Transferee) strictly in accordance with the time informed by Party A. In the process of the transfer of the Underlying Equity, where the Equity Transferee is required to sign or give necessary assistance to provide relevant materials, Party A shall procure the Equity Transferee to provide necessary assistance accordingly.

ARTICLE 2: GUARANTEE

2.1.	Once Party A holds that Party B is expected to violate any authorization, undertaking or agreement of the Powers of Attorney or the Letter of Undertaking, Party A shall be entitled to inform Party B by written notice to require Party B to provide satisfactory and full guarantee within fourteen (14) workdays from the date of receiving such notification and to sign relevant guarantee contract within the time required by Party A. The terms and content of such guarantee contract shall be drafted by Party A but its content shall not violate the then effective mandatory provisions of the PRC laws.

2.2.

Party B shall complete collateral transfer or guarantee registration (depending on the form of the guarantee) and all other necessary formalities for setting up the security rights strictly in accordance with the time informed by Party A.

2.3.	The guarantee provided by Party B to Party A in accordance with the above terms shall not affect the right of Party A to require Party B to transfer the Underlying Equity in accordance with relevant provisions of Article 1 of the Agreement or any other relevant rights of Party A.

ARTICLE 3: LEGAL EFFECT

3.1	This Agreement shall become effective following its signing by each Party or its legal representative.

ARTICLE 4: ANNOUNCEMENTS AND WARRANTIES

4.1	Party A hereby represents and warrants to Party B and Party C as follows:

(1)	Party A was duly organized and validly exists under the laws of the PRC. It has the required rights and authorization to conclude, execute, deliver and perform this Agreement and any other documents necessary to perform this Agreement. The Agreement and any other such documents, when they become effective, will constitute legal, valid, binding and enforceable agreements to Party A.

4.2	Party B hereby represents and warrants to Party A and Party C as follows:

(1)	Party B has the required rights and ability to conclude, execute, deliver and perform this Agreement and any other documents necessary to perform this Agreement. The Agreement and any other such documents, when they become effective, will constitute legal, valid, binding and enforceable agreements to Party B.

(2)	Party B enters into and performs this Agreement from his true meaning and he has no misunderstanding on relevant content of this Agreement.

4.3	Party C hereby represents and warrants to Party A and Party B as follows:

(1)	Party C was duly organized and validly exists under the laws of the PRC. It has the required rights and authorization to conclude, execute, deliver and perform this Agreement and any other documents necessary to perform this Agreement. The Agreement and any other such documents, when they become effective, will constitute legal, valid, binding and enforceable agreements to Party C.

(2)	On the execution date of this Agreement, the amount of registered capital of Party C is RMB32 million, and such registered capital has been paid up.

ARTICLE 5: UNDERTAKINGS

Party B and Party C hereby undertake to Party A as follows:

5.1	From the execution of this Agreement to the completion of transfer of the Underlying Equity in accordance with Article 1 of this Agreement, if there is occurrence of any circumstances which may have a material adverse effect on the Underlying Equity under this Agreement or the assets or business of Party C, Party B and Party C shall immediately notify Party A in writing. Such circumstances, which may have a material adverse effect on the contemplated transfer of the Underlying Equity under this Agreement, include (but not limited to) any dilution, controversy or disputes relating to the Underlying Equity, any litigation, arbitration, trial, investigation or other procedures brought against Party C, approvals or instructions from any government departments or losses or damages to any material assets of Party C.

ARTICLE 6: TAXES AND COSTS

6.1	Each Party shall bear the taxes and costs arising from its implementation of this Agreement in accordance with the law. The Parties may also determine the payer(s) of such taxes and costs in relevant equity transfer agreement and guarantee contract related to this Agreement.

ARTICLE 7: LIABILITIES FOR BREACH

7.1	This Agreement is breached if any of the following circumstances appear:

(1)	either Party violates any obligations or commitments under this Agreement; or

(2)	any representations or warranties in this Agreement made by either Party is inconsistent with the facts, misleading or incompletely performed.

7.2	If any of the aforementioned circumstances of violation of this Agreement occurred, the non-breaching Party shall be entitled to require the breaching Party to bear all claims, losses, liabilities, compensations, costs and expenses of the non-breaching Party caused directly or indirectly from such breach. In the case where Party B breaches the Agreement, he shall compensate all direct or indirect economic losses of Party A or parties having interests in Party A due to the damage to the integrity of the VIE structure caused by Party B’s violation of the authorization, undertaking or agreement of the Powers of Attorney or the Letter of Undertaking.

ARTICLE 8: CONFIDENTIALITY

8.1	In addition to the regulations or requirements of relevant PRC laws and regulations, or relevant laws, regulations and stock exchange rules of applicable jurisdictions, neither Party shall disclose the content of the Agreement to any third party without the consent of the other Parties.

ARTICLE 9: RESOLUTION OF DISPUTES AND GOVERNING LAW

9.1.	If any dispute arises in connection with the execution or implementation of this Agreement, each Party shall attempt to resolve such dispute through friendly consultations. If such dispute is not resolved through consultations, then either Parity may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules at the time of application for arbitration. The arbitration award shall be final and binding on the Parties, and the place of arbitration is Beijing, the PRC.

9.2.	If any of the terms of this agreement is held invalid by the arbitral tribunal according to relevant laws, the effectiveness and execution of the other provisions of this Agreement shall not be affected.

9.3.	The execution, validity, interpretation, performance and resolution of disputes of this Agreement shall be governed by the PRC laws.

ARTICLE 10: NOTICE

10.1.	Each notice, request or other communications issued or made in accordance with this Agreement shall be issued or made in written form and shall be delivered to the other Party in accordance with the following address or fax number (or to other address or fax number which the recipient has informed the other Party in writing five days in advance):

To Party A: 18th Floor, Xueyuan International Tower,1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China

Fax: 86-10-82337887

Addressee: Zhi Wang

To Party B: 18th Floor, Xueyuan International Tower,1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China

Fax: 86-10-82337887

Addressee: Zhengdong Zhu

To Party C: 18th Floor, Xueyuan International Tower,1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China

Fax: 86-10-82337887

Addressee: Zhi Wang

10.2.	Each notice or other communications delivered in accordance with this provision shall be deemed to be effective under the following conditions:

(1)	If delivered by hand, such notice or communications shall be effective when delivered.

(2)	If delivered by mail, such notice or communications shall be effective upon the moment when the mail arrived at the delivery address or five working days after prepaying the postage to the postal office (whichever is earlier).

(3)	If delivered by fax and the sender received a delivery receipt, where the fax is sent during workdays of the recipient before local time 17:00, such notice and communications shall be deemed to be effective upon delivery; where the fax is sent at other time, such notice and communications shall be deemed to be effective at the recipient’s local time 9:00 of next workday.

10.3.	If the address under the provision of 10.1 of this Agreement contains specific departments or personnel, each notice or other communications shall be delivered to those departments or personnel.

ARTICLE 11: MISCELLANEOUS

11.1	This Agreement is made in six originals. Each of the original is of the same legal effect and each Party holds two originals.

[Signature Page Follows]

[Signature Page of the Tri-party Agreements re VIE Structure]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Party A:	Beijing Zhongxi Champion Healthcare Education Technology Co., Ltd. (seal)

Signature:	/s/ Zhengdong Zhu
Legal representative: Zhengdong Zhu

Party B:

Zhengdong Zhu

Signature:	/s/ Zhengdong Zhu

Baohong Yin

Siganture:	/s/ Baohong Yin

Party C:	Beijing Champion Healthcare Education Technology Co., Ltd. (seal)

Signature:	/s/ Zhengdong Zhu
Legal representative: Zhengdong Zhu

ATTACHMENT I: POWER OF ATTORNEY

ATTACHMENT II: LETTER OF UNDERTAKING